UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.         )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Comstock Homebuilding Companies, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

COMSTOCK HOMEBUILDING COMPANIES, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 2, 2005

The Annual Meeting of Stockholders of Comstock Homebuilding Companies, Inc., a Delaware corporation, will be held at 9:00 a.m., on Thursday, June 2, 2005, at Westfields Conference Center, 14750 Conference Center Drive, Chantilly, Virginia, for the following purposes:

1.      To elect four directors, one to serve for a one-year term expiring in 2006 and three to serve for a three-year term expiring in 2008.

2.      To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of our Company for the fiscal year ending December 31, 2005.

3.      To transact such other business as may properly come before the meeting or any adjournment thereof.

These items of business are more fully described in the proxy statement accompanying this Notice.

Only stockholders of record at the close of business on April 8, 2005 are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting and vote in person. To assure your representation at the meeting, however, you are urged to mark, sign, date, and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. You may vote in person at the meeting even if you have previously returned a proxy.

Sincerely,

Reston, Virginia	Jubal R. Thompson
April 15, 2005	General Counsel and Secretary

COMSTOCK HOMEBUILDING COMPANIES, INC.
11465 Sunset Hills Road, Suite 510
Reston, Virginia 20190

PROXY STATEMENT

VOTING AND OTHER MATTERS

General

The enclosed proxy is solicited on behalf of Comstock Homebuilding Companies, Inc., a Delaware corporation, by our Board of Directors for use at our Annual Meeting of Stockholders to be held on Thursday, June 2, 2005 at 9:00 a.m., or at any adjournment thereof, for the purposes set forth in this proxy statement and in the accompanying meeting notice. The meeting will be held at Westfields Conference Center, 14750 Conference Center Drive, Chantilly, Virginia.

These proxy solicitation materials were first mailed on or about April 21, 2005 to all stockholders entitled to vote at the meeting.

Voting Securities and Voting Rights

Stockholders of record at the close of business on April 8, 2005, which we have set as the record date, are entitled to notice of and to vote at the meeting. On the record date, there were issued and outstanding 8,887,786 shares of our Class A common stock and 2,733,500 shares of our Class B common stock. Each holder of Class A common stock voting at the meeting, either in person or by proxy, may cast one vote per share of Class A common stock held on all matters to be voted on at the meeting. Each holder of Class B common stock voting at the meeting, either in person or by proxy, may cast 15 votes per share of Class B common stock held on all matters to be voted on at the meeting.

The presence, in person or by proxy, of the holders of a majority of the voting power of the stock outstanding constitutes a quorum for the transaction of business at the meeting. Assuming that a quorum is present, a plurality of affirmative votes properly cast in person or by proxy will be required to elect directors and a majority of affirmative votes properly cast in person or by proxy will be required to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of our Company for the fiscal year ending December 31, 2005.

Votes cast by proxy or in person at the meeting will be tabulated by the inspector of elections appointed for the meeting and will determine whether a quorum is present. The inspector of elections will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. In the election of directors, broker non-votes will be disregarded and have no effect on the outcome of the vote. With respect to the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of our Company, abstentions from voting will have the same effect as a vote against such matter and broker non-votes will be disregarded and have no effect on the outcome of the vote.

Voting of Proxies

When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted (1) “for” the election of the nominees set forth in this proxy statement, and (2) “for” the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of our Company for the fiscal year ending December 31, 2005.

Revocability of Proxies

Any person giving a proxy may revoke the proxy at any time before its use by delivering to us either a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Solicitation

We will pay for this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation.

Annual Report and Other Matters

Our 2004 Annual Report to Stockholders, which was mailed to stockholders with or preceding this proxy statement, contains financial and other information about our Company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. The information contained in the “Compensation Committee Report on Executive Compensation,” “Report of the Audit Committee,” and “Performance Graph” below shall not be deemed “filed” with the Securities and Exchange Commission, or the SEC, or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

We will provide, without charge, additional copies of our annual report on Form 10-K for the year ended December 31, 2004 as filed with the SEC to each stockholder of record as of the record date that requests a copy in writing. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibit. Any such requests should be directed to our Company’s secretary at our executive offices set forth in this proxy statement.

ELECTION OF DIRECTORS

Nominees

Our certificate of incorporation and bylaws provide that the number of our directors shall be fixed from time to time by resolution of our Board of Directors. Presently, the number of directors is fixed at eight and that number of directors is divided into three classes, with one class standing for election each year for a three-year term. At each annual meeting of stockholders, directors of a particular class will be elected for three-year terms to succeed the directors of that class whose terms are expiring. James A. MacCutcheon and David M. Guernsey are in the class of directors whose term expires at the meeting, and Messrs. MacCutcheon and Guernsey have been nominated by our board for re-election for three-year terms expiring in 2008. Robert P. Pincus has been nominated by our board for election to a three-year term expiring in 2008. Socrates Verses has been nominated by our board for election to a one-year term expiring in 2006. Gregory V. Benson and Gary Martin are in the class of directors whose term will expire in 2006. Christopher Clemente and A. Clayton Perfall are in the class of directors whose terms will expire in 2007.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of the nominees named above. Messrs. MacCutcheon and Guernsey currently are directors of our Company. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by the current Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

The Board of Directors recommends a vote “for” the nominees named herein.

Nominees for Director Standing for Election

David M. Guernsey, 57, has been a director since December 2004, and is a member of the Compensation Committee of our Board of Directors. Mr. Guernsey has served as the President and Chief Executive Officer of Guernsey Office Products, Inc., an office supply company, since May 1971. Mr. Guernsey serves on the Board of Directors of Virginia Commerce Bancorp, Inc., a banking company.

James A. MacCutcheon, 52, has been a director since December 2004, and is a member of the Audit Committee of our Board of Directors. Mr. MacCutcheon has served as the President and Chief Executive Officer of Sunburst Hospitality Corporation, a private hospitality company, since September 2000 and served as its Executive Vice President and Chief Financial Officer from 1997 to September 2000.

Robert P. Pincus, 58, has been the director of Fidelity & Trust Financial Corporation, a financial holding company, since March 2005, chairman of Fidelity & Trust Bank, a regional banking institution, since March 2005, and a director of Fidelity & Trust Mortgage Inc., a regional mortgage lending company since March 2005. He also has served as chairman of Milestone Capital Partners, a private equity firm, since October 2002, and director of the Mills Corporation, a NYSE listed company, since April 1994. From 2000 to 2005, Mr. Pincus served as regional Chairman of the Board and from 1998 to 2002 he served as regional chief executive officer and president of the Branch Banking and Trust Company’s DC Metro Region. From 1991 to 1998, Mr. Pincus served as President of Franklin Bank prior to its acquisition by the Branch Banking and Trust Company. Mr. Pincus currently serves on the Board of the University of Maryland Foundation and is a Trustee of American University.

Socrates Verses, 47, has been the President and Chief Executive Officer of Realeum, Inc., a property management and business integration software company, since March 2001. From January 1995 to February 2001, Mr. Verses served as President and a director of Technology Enablers, Inc., an e-services company. From 1987 to 1995, he served as Vice President of Sales for the Recognition Equipment Software Division of IBM Corporation.

Continuing Directors with Terms Expiring in 2006

Gregory V. Benson, 50, has been a director since May 2004. He became our President and Chief Operating Officer in 1991. Mr. Benson has over 30 years of home building experience including over 13 years at national home builders, including NVHomes, Ryan Homes and Centex Homes.

Gary Martin, 52, has been a director since December 2004, and is a member of the Audit Committee of our Board of Directors. He has served as a Vice President of M&T Bank since January 2003. From July 2001 to July 2002, he served as a Vice President of Royal Bank of Canada and from September 1991 to June 2001, he served as a Senior Vice President of BB&T, a banking company.

Continuing Directors with Terms Expiring in 2007

Christopher Clemente, 45, has been a director since May 2004. He founded our Company in 1985 and since 1992, he has served as our Chairman and Chief Executive Officer. Mr. Clemente has over 20 years of experience in all aspects of real estate development and home building, and 25 years of experience as an entrepreneur.

A. Clayton Perfall, 46, has been a director since December 2004, and is a member of the Audit Committee of our Board of Directors. He has served as the Chief Executive Officer and as a director of AHL Services, Inc., a provider of outsourced business services, since October 2001. Prior to that, from December 2000 to September 2001, Mr. Perfall served as the Chief Executive Officer of Convergence Holdings, a marketing services company. From September 1996 to October 2000, Mr. Perfall served as the Chief Financial Officer and a director of Snyder Communications, a marketing services company. Prior to that, Mr. Perfall was a partner at Arthur Andersen LLP.

Information Relating to Corporation Governance and the Board of Directors

Our Board of Directors has determined, after considering all the relevant facts and circumstances, that each of Messrs. Guernsey, MacCutcheon, Martin and Perfall are independent directors, as “independence” is defined by Nasdaq, because they have no relationship with us that would interfere with their exercise of independent judgment.

Our bylaws authorize our Board of Directors to appoint among its members one or more committees, each consisting of one or more directors. Our Board of Directors has established two standing committees: an Audit Committee and a Compensation Committee. The Board of Directors has no standing nominating committee. It is the Board of Directors’ view, given its relatively small size and majority of independent directors, that it is sufficient to select or recommend director nominees itself. Each director has the opportunity to suggest any nominee and such suggestions are comprehensively reviewed by the independent directors. Director nominees are recommended for selection by the Board of Directors by a majority of the independent directors. The Board of Directors does not have a charter for the Company’s nominating process. However, the qualities and skills sought in prospective members of the Board of Directors generally require that director candidates be qualified individuals who, if added to the Board of Directors, would provide the mix of director characteristics, experience, perspectives and skills appropriate for the Company. Criteria for the selection of candidates include, but are not limited to: (i) business and financial acumen, as determined by the independent directors in their discretion, (ii) qualities reflecting a proven record of accomplishment and ability to work with others, (iii) knowledge of the Company’s industry, (iv) relevant experience and knowledge of corporate governance practices, and (v) expertise in an area relevant to the Company. Such persons should not have commitments that would conflict with the time commitments of a director of the Company.

The Board of Directors does not have a specific policy for consideration of nominees recommended by security holders due to the fact that most of the voting control of the Company is held by two individuals. However, security holders can recommend a prospective nominee for the Board of Directors by writing to our corporate secretary at the Company’s corporate headquarters and providing the information required by our bylaws, along with any additional supporting materials the security holder considers appropriate. To date there have been no recommended nominees from security holders. The Company pays no fees to third parties for evaluating or identifying potential nominees. Messrs. Pincus and Verses were initially recommended as candidates for director by our Chief Executive Officer, and were subsequently recommended for selection as nominees by our independent directors.

Our Board of Directors has adopted charters for the Audit and Compensation Committees describing the authority and responsibilities delegated to each committee by the Board of Directors. Our Board of Directors has also adopted Corporate Governance Guidelines, a Code of Conduct, a Code of Ethics for the CEO and Senior Financial Officers, and a Whistleblower Policy. We post on our website, at www.comstockhomebuilding.com, the charters of our Audit and Compensation Committees; our Corporate Governance Guidelines, Code of Conduct, Code of Ethics for the CEO and Senior Financial Officers, and Whistleblower Policy, and any amendments or waivers thereto; and any other corporate governance materials required by SEC or Nasdaq National Market regulations. These documents are also available in print to any stockholder requesting a copy in writing from our corporate secretary at our executive offices set forth in this proxy statement. A copy of the Audit Committee charter is included with this proxy statement as Appendix A.

Interested parties may communicate with our Board of Directors or specific members of our Board of Directors, including our independent directors and the members of our various Board of Directors committees, by submitting a letter addressed to the Board of Directors of Comstock Homebuilding Companies, Inc. c/o any specified individual director or directors at the address listed herein. Any such letters are sent to the indicated directors.

The Audit Committee

The purpose of the Audit Committee is to oversee the accounting and financial and reporting processes of our Company and the audits of the financial statements of our Company and to provide assistance to our Board of Directors with respect to its oversight of the integrity of the financial statements of our Company, our Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of our Company’s internal audit function, if any, and independent audit. The primary responsibilities of the Audit Committee are set forth in its charter and include various matters with respect to the oversight of our Company’s accounting and financial reporting process and audits of the financial statements of our Company on behalf of our Board of Directors. The Audit Committee also selects the independent auditor to conduct the annual audit of the financial statements of our Company; reviews the proposed scope of such audit; reviews accounting and financial controls of our Company with the independent auditor and our financial accounting staff; and reviews and approves transactions between us and our directors, officers, and their affiliates.

The Audit Committee currently consists of Messrs. MacCutcheon and Perfall, each of whom is an independent director of our Company under the Nasdaq rules as well as under rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002. The Board of Directors has determined that Mr. Perfall (whose background is detailed above) qualifies as an “Audit Committee financial expert” in accordance with applicable rules and regulations of the SEC. Mr. Perfall serves as the Chairman of the Audit Committee. We expect that Mr. Pincus will join the Audit Committee following his election to the Board of Directors.

The Compensation Committee

The purpose of the Compensation Committee includes determining, or recommending to our Board of Directors for determination, the compensation of the Chief Executive Officer and other executive officers of our Company, discharging the responsibilities of our Board of Directors relating to our Company’s compensation programs and compensation of our Company’s executives, and producing an annual report on executive compensation for inclusion in our Company’s annual proxy statement in accordance with applicable rules and regulations of Nasdaq, the SEC, and other regulatory bodies. The Compensation Committee currently consists of Messrs. Guernsey and Martin, with Mr. Martin serving as Chairman. We expect that Mr. Verses will join the Compensation Committee following his election to the Board of Directors.

Board and Committee Meetings

Our Board of Directors held a total of three meetings during the fiscal year ended December 31, 2004. During the fiscal year ended December 31, 2004, the Audit Committee and the Compensation Committee did not meet. During 2004, no director attended fewer than 75% of the meetings of our Board of Directors. We encourage each of our directors to attend the annual meeting of stockholders and, to the extent reasonably practicable, we intend to regularly schedule a meeting of the Board of Directors on the same day as our annual meeting of stockholders.

Director Compensation and Other Information

We pay each non-employee director an annual retainer fee of $36,000, plus $1,000 for each regular board meeting attended. We pay our non-employee directors $5,000 to serve on the Audit Committee, $3,000 to serve on the Compensation Committee and $1,000 for each committee meeting attended. The chairman of the Compensation Committee is paid $6,000, the chairman of the Audit Committee is paid $15,000 and the Audit Committee designated financial expert is paid $32,500. All payments to our non-employee directors are paid 50% in cash and 50% in restricted stock grants based on the stock price at the date of commencement of their term or the date of the annual meeting in the case of members not up for re-election in a given year. Directors are also eligible to participate in our equity incentive plan. We also reimburse our directors for travel and related expenses incurred in connection with attendance at board and committee meetings. Employees who also serve as directors receive no additional compensation for their services as a director.

EXECUTIVE COMPENSATION

Summary of Cash and Other Compensation

The following table sets forth the total compensation received for services rendered in all capacities to our Company for the fiscal years ended December 31, 2004 and 2003, by our Chief Executive Officer and our four other most highly compensated executive officers for the fiscal year ended December 31, 2004. We refer to these individuals as the named executive officers.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation
					Awards
Name and Principal Position	Year	Salary	Bonus		Restricted Stock Awards ($)		Securities Underlying Options (#)		All Other Compensation
Christopher Clemente	2004	$310,273	—		$150,000	(1)	—		—
Chief Executive Officer	2003	$233,333	—		—		—		—
Gregory V. Benson	2004	$307,592	—		$100,000	(2)	—		—
President and Chief	2003	$230,939	—		—		—		—
Operating Officer
Bruce J. Labovitz	2004	$150,000	$497,172	(3)	$400,000	(5)	107,143	(6)	—
Chief Financial Officer	2003	$52,205	$313,502	(4)	—		—		—
William P. Bensten	2004	$200,000	$1,043,836	(7)	$1,800,000	(8)	—		—
Senior Vice President	2003	$175,000	$196,871		—		—		—
David D. Howell	2004	$150,000	$150,000		$200,000	(9)	—		—
Vice President—Market	2003	$150,000	$150,000		—		—		—
Development

(1)          On December 14, 2004, Mr. Clemente received an award of 9,375 restricted shares of Class A common stock, including 3,125 shares of Class A common stock granted to Mr. Clemente’s wife, Tracy Schar, all of which were unvested as of December 31, 2004. The value of this award as reflected in the Summary Compensation Table is based on the fair market value of our Class A common stock on the date of grant. The value of the aggregate unvested restricted shares held by Mr. Clemente on December 31, 2004 was $205,969, based on the fair market value of our Class A common stock on December 31, 2004. The restricted stock award vests in full on December 31, 2006. The grant would immediately vest in full upon the termination of Mr. Clemente’s employment by the Company without cause, or by Mr. Clemente for good reason, following a change of control of the Company.

(2)          On December 14, 2004, Mr. Benson received an award of 6,250 restricted shares of Class A common stock, all of which were unvested as of December 31, 2004. The value of this award as reflected in the Summary Compensation Table is based on the fair market value of our Class A common stock on the date of grant. The value of the aggregate unvested restricted shares held by Mr. Benson on December 31, 2004 was $137,313, based on the fair market value of our Class A common stock on December 31, 2004. The restricted stock award vests in full on December 31, 2006. The grant would immediately vest in full upon the termination of Mr. Benson’s employment by the Company without cause, or by Mr. Benson for good reason, following a change of control of the Company.

(3)          Includes $125,000 in compensation from Investors Management, LLC. For more information, please see “Certain Relationships and Related Transactions.”

(4)          Includes $85,000 in compensation from Investors Management, LLC. For more information, please see “Certain Relationships and Related Transactions.”

(5)          On December 14, 2004, Mr. Labovitz received an award of 25,000 restricted shares of Class A common stock, all of which were unvested as of December 31, 2004. The value of this award as reflected in the Summary Compensation Table is based on the fair market value of our Class A common stock on the date of grant. The value of the aggregate unvested restricted shares held by Mr. Labovitz on December 31, 2004 was $549,250, based on the fair market value of our Class A common stock on December 31, 2004. The restricted stock award vests over a 4-year period, at a rate of 62.5% on December 31, 2006 and 9.375% upon the end of each six month period thereafter. The grant would immediately vest in full upon the termination of Mr. Labovitz’s employment by the Company without cause, or by Mr. Labovitz for good reason, following a change of control of the Company.

(6)          The exercise price of the stock options granted was equal to the fair market value of our Class A common stock on the date of grant. The stock options granted vest over a four-year period, at a rate of 25% on June 30, 2007 and 25% upon the end of each six month period thereafter. The grant would immediately vest in full upon the termination of Mr. Labovitz’s employment by the Company without cause, or by Mr. Labovitz for good reason, following a change of control of the Company.

(7)          Includes $843,836 bonus compensation received resulting from an arrangement Mr. Bensten entered into with a the predecessors of the Company pursuant to which he was entitled to receive bonuses in amounts equal to four percent of the aggregate distributions to their stockholders. This arrangement terminated with respect to any new bonus obligations immediately upon consummation of our initial public offering.

(8)          On December 14, 2004, Mr. Bensten received an award of 112,500 restricted shares of Class A common stock, all of which were unvested as of December 31, 2004. The value of this award as reflected in the Summary Compensation Table is based on the fair market value of our Class A common stock on the date of grant. The value of the aggregate unvested restricted shares held by Mr. Bensten on December 31, 2004 was $2,471,625, based on the fair market value of our Class A common stock on December 31, 2004. The restricted stock award vests over a 4-year period, at a rate of 13.89% on December 31, 2006 and 21.53% upon the end of each six month period thereafter. The grant would immediately vest in full upon the termination of Mr. Bensten’s employment by the Company without cause, or by Mr. Bensten for good reason, following a change of control of the Company.

(9)          On December 14, 2004, Mr. Howell received an award of 12,500 restricted shares of Class A common stock, all of which were unvested as of December 31, 2004. The value of this award as reflected in the Summary Compensation Table is based on the fair market value of our Class A common stock on the date of grant. The value of the aggregate unvested restricted shares held by Mr. Howell on December 31, 2004 was $274,625, based on the fair market value of our Class A common stock on December 31, 2004. The restricted stock award vests in full on December 31, 2006. The grant would immediately vest in full upon the termination of Mr. Howell’s employment by the Company without cause, or by Mr. Howell for good reason, following a change of control of the Company.

Option Grants

The following table sets forth information concerning the stock option grant made to Mr. Labovitz, who was the only named executive officer to receive an option grant in the fiscal year ended December 31, 2004. The exercise price per share for the options was equal to the price at which our Class A common stock was sold in our initial public offering. The options granted to Mr. Labovitz in 2004 vest over a 4-year period, at a rate of 25% on June 30, 2007 and 25% upon the end of each six month period thereafter as long as he continues to serve as one of our employees. Potential realizable value is calculated net of exercise prices and before taxes based on the assumption that our common stock appreciates at the annual rate shown, compounded annually, from the date of grant until the expiration of the option term. The potential realizable value is calculated based on the requirements of the SEC and does not reflect our estimate of future stock price growth. Actual gains, if any, on stock option exercises will depend on the future performance of our common stock and the date on which the options are exercised.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants				Potential Realizable
	Number of Securities Underlying Options	Percent of total Options Granted to Employees in	Exercise Price Per	Expiration	Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Granted	Fiscal Year	Share	Date	5%	10%
Bruce J. Labovitz	107,143	100%	$16.00	12/14/14	$1,078,107	$2,732,134

Option Holdings

The following table sets forth certain information with respect to options held by the named executive officers as of December 31, 2004. None of the named executive officers exercised options during 2004. The value of the unexercised in-the-money options on December 31, 2004 was based on the fair market value of our Class A common stock on December 31, 2004.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES

	Number of Unexercised Options at Fiscal Year-End		Value of Unexercised in-the money Options at Fiscal Year-End
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Bruce J. Labovitz	—	107,143	—	$639,644

Employment Arrangements with Executive Officers

Christopher Clemente

Christopher Clemente, our Chief Executive Officer and Chairman of our Board of Directors, serves pursuant to the terms of an executive employment agreement dated as of December 17, 2004. The agreement has an initial term of five years and will automatically be extended for successive one-year periods beginning on the one year anniversary of the date of the agreement unless either party notifies the other that the term will not be extended. Under the agreement, Mr. Clemente’s minimum annual salary is $550,000, subject to potential increase by our Board of Directors from time to time. Mr. Clemente is eligible for a cash bonus of not less than 200% of his then-current salary, based upon the satisfaction of financial performance criteria. Mr. Clemente is also eligible for awards under our equity incentive plan and any similar executive compensation plans we may adopt from time to time. If we terminate Mr. Clemente’s employment without cause or if he were to terminate his employment for good reason, each as defined in the agreement, he is entitled to continue to receive his then-current salary for 24 months. He will also be entitled to receive a cash payment in an amount equal to two times 100% of the bonus he would have been entitled to had he remained our employee until the end of our fiscal year. This cash payment will be due and payable on the earlier of (i) 90 days after our last payment of Mr. Clemente’s then-current salary or (ii) the end of the our fiscal year in which our termination of Mr. Clemente without cause or Mr. Clemente’s termination for good reason occurs. In the event of our termination of Mr. Clemente without cause or Mr. Clemente’s termination for good reason within the six calendar month period prior to the effective date of a Change in Control (as defined in the agreement) or within the 12 calendar month period following the effective date of a Change in Control, the cash payment will be due and payable in full within 30 days of the effective date of the Change in Control. Upon termination without cause,

Mr. Clemente is further entitled to continue to participate in employee benefit plans, programs and arrangements for a period of 12 months following termination.

Mr. Clemente has agreed not to compete with us during the term of his employment and for two years after the termination of the agreement. Mr. Clemente’s employment agreement and non-competition agreement allow him to engage in the following permitted business activities: (i) development of commercial or for-rent residential (such as apartment buildings) real estate investment properties; (ii) development of speculative land holdings, provided that any such development as residential lots intended for construction of for-sale residential dwellings, by an entity in which Mr. Clemente has a controlling interest or decision-making power, must first be offered to us at a fair market value price and, if we decline the offer, may not be pursued by such entity in any of our then current geographic markets or any geographic market we intend to enter within six months of the date on which the particular project commenced; and (iii) secured real estate lending to unrelated third parties. In addition, he agreed not to solicit our employees or certain other third parties for 24 months.

Gregory V. Benson

Gregory Benson, our President and Chief Operating Officer and a member of our Board of Directors, serves pursuant to the terms of an executive employment agreement dated December 17, 2004. The agreement has an initial term of four years and will automatically renew for successive one-year periods beginning on the one year anniversary of the date of the agreement unless either party notifies the other that the term will not be extended. Under the agreement, Mr. Benson’s minimum annual salary is $550,000, subject to potential increase by our Board of Directors from time to time. Mr. Benson is eligible for a cash bonus of not less than 200% of his then-current salary, based upon the satisfaction of financial performance criteria. Mr. Benson is also eligible for awards under our equity incentive plan and any similar executive compensation plans we may adopt from time to time. If we terminate Mr. Benson’s employment without cause or if he were to terminate his employment for good reason, each as defined in the agreement, he is entitled to continue to receive his then-current salary for 18 months. He will also be entitled to receive a cash payment in an amount equal to one and one half times 100% of the bonus he would have been entitled to had he remained our employee until the end of our fiscal year. This cash payment will be due and payable on the earlier of (i) 90 days after our last payment of Mr. Benson’s then-current salary or (ii) the end of the fiscal year in which our termination of Mr. Benson without cause or Mr. Benson’s termination for good reason occurs. In the event of the our termination of Mr. Benson without cause or Mr. Benson’s termination for good reason within the six calendar month period prior to the effective date of a Change in Control (as defined in the agreement) or within the 12 calendar month period following the effective date of a Change in Control, the cash payment will be due and payable in full within 30 days of the effective date of the Change in Control. Upon termination without cause, Mr. Benson is further entitled to continue to participate in employee benefit plans, programs and arrangements for a period of 12 months following termination.

Mr. Benson has agreed not to compete with us during the term of his employment and for 18 months after the termination of the agreement. Mr. Benson’s employment agreement and non-competition agreement allow him to engage in the following permitted business activities: (i) development of commercial or for-rent residential (such as apartment buildings) real estate investment properties; (ii) development of speculative land holdings, provided that any such development as residential lots intended for construction of for-sale residential dwellings, by an entity in which Mr. Benson has a controlling interest or decision-making power, must first be offered to us at a fair market value price and, if we decline the offer, may not be pursued by such entity in any of our then current geographic markets or any geographic market we intend to enter within six months of the date on which the particular project commenced; and (iii) secured real estate lending to unrelated third parties. In addition, he agreed not to solicit our employees or certain other third parties for 18 months.

Bruce J. Labovitz

Bruce Labovitz, our Chief Financial Officer, serves pursuant to the terms of an executive employment agreement dated December 17, 2004. The agreement has an initial term of three years and will automatically renew for successive one-year periods beginning on the one year anniversary of the date of the agreement. unless either party notifies the other that the term will not be extended. Under the agreement, Mr. Labovitz’s minimum annual salary is $300,000, subject to potential increase by our Board of Directors from time to time. Mr. Labovitz is eligible for a cash bonus of up to 100% of his then-current salary, based upon the satisfaction of financial performance criteria. Mr. Labovitz is also eligible for awards under our equity incentive plan and any similar executive compensation plans we may adopt from time to time. If we terminate Mr. Labovitz’s employment without cause or if he were to terminate his employment for good reason, each as defined in the agreement, he is entitled to continue to receive his then-current salary for 12 months. He will also be entitled to receive a cash payment in an amount equal to 100% of the bonus he would have been entitled to had he remained our employee until the end of our fiscal year. This cash payment will be due and payable on the earlier of (i) 90 days after our last payment of Mr. Labovitz’s then-current salary or (ii) the end of the fiscal year in which our termination of Mr. Labovitz without cause or Mr. Labovitz’s termination for good reason occurs. In the event of the our termination of Mr. Labovitz without cause or Mr. Labovitz’s termination for good reason within the six calendar month period prior to the effective date of a Change in Control (as defined in the agreement) or within the 12 calendar month period following the effective date of a Change in Control, the cash payment will be due and payable in full within 30 days of the effective date of the Change in Control. Upon termination without cause, Mr. Labovitz is further entitled to continue to participate in employee benefit plans, programs and arrangements for a period of 12 months following termination. Mr. Labovitz has agreed not to compete with us during the term of his employment and for 12 months after the termination of the agreement. In addition, he agreed not to solicit our employees or certain other third parties for 12 months.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information with respect to our Class A common stock that may be issued upon the exercise of stock options under our 2004 Long-Term Incentive Compensation Plan and other equity compensation plans, and the purchase of shares under our 2004 Employee Stock Purchase Plan as of December 31, 2004.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Stockholders	107,143	$16.00	1,367,540	(1)(2)
Equity Compensation Plans Not Approved by Stockholders(3)	0	$0	0
Total	107,143	$16.00	1,367,540

(1)          The total number of shares of Class A common stock subject to the granting of awards under our 2004 Long-Term Incentive Compensation Plan may be increased January 1 of each year, commencing on January 1, 2005 and ending on January 1, 2013, in an amount equal to the lesser of three percent (3%) of the shares of Class A common stock outstanding on each such date or 500,000 shares. There was no increase in shares of Class A common stock under our 2004 Long Term Incentive Compensation Plan for 2005.

(2)          The total number of shares of Class A common stock that may be subject to purchase under our 2004 Employee Stock Purchase Plan shall be increased each year by the lowest of 100,000 shares, 1% of all shares outstanding at the end of the previous year, or a lower amount determined by our board. There was no increase in shares of Class A common stock under our 2004 Employee Stock Purchase Plan for 2005.

(3)          The Company does not have any equity compensation plans that have not been approved by the stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than the transactions described below, since January 2004, there has not been nor is there currently proposed any transaction or series of similar transactions to which we are or will be a party in which the amount involved exceeded or will exceed $60,000, and in which any director, executive officer, holder of more than 5% of our common stock or any member of their immediate family has or will have a direct or indirect material interest. We believe that all of these transactions are on terms that are comparable to or not less favorable than terms which would or could have been obtainable from unaffiliated third parties. All proposed future related party transactions will be submitted to our Board of Directors for review and will require a majority vote of the independent directors for approval. Ongoing transactions are reviewed annually to ensure that they are still comparable to or not less favorable than terms which would have or could have been obtainable from unaffiliated third parties. Our Chief Financial Officer, assuming he is not party to the proposed transaction, coordinates with the independent directors in evaluating the fairness to us of the proposed transaction.

In April 2002 and January 2004, we entered into lease agreements for 7,703 and 8,797 square feet, respectively, for our corporate headquarters at 11465 Sunset Hills Road, Reston, Virginia from Comstock

Partners, L.C., an affiliate in which Christopher Clemente, Gregory Benson, and others are principals. Christopher Clemente owns a 45% interest, Gregory Benson owns a 5% interest, an entity which is owned or controlled by Christopher Clemente’s father-in-law, Dwight Schar, owns a 45% interest, and an unrelated third party owns a 5% interest in Comstock Partners. For the year ended December 31, 2004, total payments made under these lease agreements were $231,000. These leases ended on September 30, 2004. On October 1, 2004, we entered into a lease with Comstock Asset Management, L.C., an entity owned by Christopher Clemente, for 20,609 square feet for our corporate headquarters. Total payments made under this lease agreement were $142,000 as of December 31, 2004.

In May 2003, we hired a construction company in which Christopher Clemente’s brother, Louis Clemente, serves as the President and is a significant shareholder, to provide construction services and act as a general contractor at one of the Company’s developments. The Company paid $4.3 million to this construction company during the year ended December 31, 2004.

In May 2003, we entered into a lot purchase agreement to sell 47 developed lots to an entity in which Christopher Clemente’s father-in-law, Dwight Schar, serves as the chief executive officer and chairman of the Board of Directors and is a shareholder. During the year ended December 31, 2004, the Company delivered 30 lots to this entity for $3.9 million.

In December 2003, the Company entered into a $7 million second trust loan agreement, accruing interest at 18% per annum, with Comstock Capital Partners, L.C., a related entity equally owned by Christopher Clemente and Gregory Benson. Immediately upon execution, Comstock Capital Partners assigned 100% of the second trust loan to other parties. An assignment was made covering $6 million of the principal under the second trust loan to an entity owned or controlled by Christopher Clemente’s father-in-law, Dwight Schar, at 15% per annum. At December 31, 2003, the principal owed was $7 million. Accrued interest at December 31, 2003 amounted to $55,000. The remaining $1 million of principal under the loan was assigned to an entity controlled by Scott Kasprowicz who became a related party on June 1, 2004 upon our hiring of his son, Reid Kasprowicz. This $7 million second trust loan matured in November 2004 and was paid in full.

In April 2004, the Company entered into an additional three year $5 million promissory note agreement, with an entity controlled by Scott Kasprowicz, bearing interest at a rate of 12%. Under the terms of the note, the Company was advanced $2.5 million in April 2004 and an additional $2.5 million in June 2004. As a result of our consolidation in connection with our initial public offering, the lender was entitled to a premium of up to 10% of the outstanding principal balance. As of December 31, 2004 the principal amount owed under the agreement was $2.5 million. Accrued interest and premium at December 31, 2004 totaled $598,000.

During the year ended December 31, 2004, the Company paid $128,000 to Investors Management, LLC for consulting services provided. Investors Management, LLC is a related party which is owned by Christopher Clemente, Gregory Benson, Bruce Labovitz, Lawrence Golub and James Keena (executive officers and/or shareholders of the Company). In addition, at December 31, 2003 the Company had an outstanding note receivable from Investors Management, LLC of $14,000, which accrues interest at a rate of 10% per annum. The note was paid in June of 2004. In August 2004, the Company entered into a new note agreement in the amount of $163,000, which accrues interest at a rate of 12% per annum. At December 31, 2004, accrued interest on this note totaled $5,000.

Christopher Clemente’s mother-in-law, Janice Schar, and Gary Martin each invested $100,000 as minority shareholders in one of our subsidiaries, and Judah and Deborah Labovitz, the parents of Bruce Labovitz, loaned approximately $300,000 to another of our subsidiaries.

During 2003, the Company entered into agreements with I-Connect, L.C., a company in which Investors Management, LLC holds a 25% interest, for information technology consulting services and the right to use certain customized enterprise software developed with input from the Company. The intellectual property rights associated with the software solution that was developed by I-Connect along with any improvements made thereto by the Company remained the property of I-Connect. During the year ended December 31, 2004, the Company paid $434,000 to I-Connect. Also, in March 2003, the Company entered into a space sharing agreement with I-Connect, L.C. to occupy and use 3,342 square feet of office space subleased by I-Connect, L.C. from a third party in Reston, Virginia. The Company paid $4,000 under this agreement for the year ended December 31, 2004. On June 24, 2003, the I-Connect, L.C. sublease was assigned to Comstock Partners, L.C. (as landlord). The space sharing agreement with I-Connect ended on September 30, 2004.

For the year ended December 31, 2004, the Company received revenue of approximately $3.3 million by providing administrative and sales support to Comstock Service Corp., Inc., a related party owned by Christopher Clemente, Gregory Benson, James Keena and Lawrence Golub.

For the year ended December 31, 2004, the Company received revenue of approximately $1.6 million by providing administrative and sales support to other related parties in which Christopher Clemente, Gregory Benson, Jim Keena, Lawrence Golub and Christopher Clemente’s father-in-law, Dwight Schar, are shareholders.

In October 2004, the Company entered into an agreement with Comstock Asset Management, Inc. to provide management services to us for a fee of $20,000 a month. Comstock Asset Management, Inc. is a related party wholly owned by Christopher Clemente. For the year ended December 31, 2004, the Company earned $60,000 in revenue and recorded a receivable for $60,000 from this entity. Also, in November 2004, the Company entered into an agreement with Comstock Asset Management to sell retail condo units #1 through #5 at its Potomac Yard project for $14.5 million. In connection with this sale, the Company received a deposit of $8 million upon execution of this agreement.

In August 2004, the Company entered into a $2.4 million promissory note agreement with Belmont Models I, L.C., an affiliate managed by Investors Management, LLC. The note bears an interest rate of 12%, which is payable monthly and matures in July 2005. Accrued interest on this note totaled $49,000 as of December 31, 2004.

Consolidation

In May 2004, upon our incorporation, we issued an aggregate of 10,000 shares of common stock to Christopher Clemente, Gregory Benson, James Keena and Lawrence Golub.

Immediately prior to our initial public offering, we entered into a series of transactions to consolidate our operations and organization. Three of the primary holding companies through which we conducted our operations, Comstock Service, Sunset Investment Corp., Inc. and Comstock Homes, Inc., were merged with and into Comstock Holding Company, Inc., which was also one of our primary holding companies. Comstock Holding Company then merged with and into Comstock Homebuilding Companies, Inc. These transactions resulted in our issuing a total of 4,333,167 shares of our Class A common stock to Messrs. Clemente, Benson, Keena and Golub and a total of 2,733,500 shares of our Class B shares to Messrs. Clemente and Benson.

In connection with that consolidation, each of our primary holding companies distributed promissory notes to its shareholders in an amount equal to such shareholders’ pro rata shares of the companies’ S corporation accumulated adjustment accounts and undistributed tax basis in affiliated entities, if any, and certain amounts advanced by the shareholders to each of the four primary holding companies relating to costs incurred by those companies in connection with the offering. We used a portion of the net proceeds of the offering to fund distributions to the shareholders of the primary holding companies in payment of a portion of the amounts that were due and payable under the promissory notes. On December 17, 2004, we made distributions to Messrs. Clemente, Benson, Keena and Golub in the amounts of $3,187,500, $3,187,500, $850,000, and $1,275,000, respectively. If we were to pay the entire outstanding balance remaining on the promissory notes at December 31, 2004, the aggregate payment would be approximately $12.7 million.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee is composed exclusively of non-employee, independent directors. The Committee reviews the compensation program for the Chief Executive Officer and other members of senior management, including the named executive officers, and determines and administers their compensation. In the case of the Chief Executive Officer, the compensation determination made by the Committee is also subject to approval by the entire Board of Directors. The Committee also oversees the administration of employee benefits and benefit plans for the Company.

The Compensation Committee was formed in December 2004, upon the consummation of the Company’s initial public offering. Accordingly, all decisions regarding the compensation of the Company’s executive officers for 2004, and regarding the base salaries of executive officers for 2005, were made by the Board of Directors.

Compensation Philosophy and Objectives

The Committee’s philosophy is to provide a compensation package that attracts and retains executive talent and delivers higher rewards for superior performance and consequences for underperformance. It is also the Committee’s intention to provide a balanced mix of cash and equity-based compensation that the Committee believes is appropriate to align the short- and long-term interests of the Company’s executives with that of its stockholders and to encourage executives to act as equity owners of the Company.

The Committee seeks to attract and retain executive talent by offering competitive base salaries, annual performance incentive opportunities, and the potential for long-term rewards under the Company’s Long-Term Incentive Compensation Plan, which has been approved by the Company’s stockholders. It is the Committee’s intention to provide incentives that promote both the short- and long-term financial objectives of the Company. Achievement of short-term objectives is rewarded through base salary and annual performance incentives, while long-term equity-based incentive grants encourage executives to focus on the Company’s long-term goals as well. These incentives are based on financial objectives of importance to the Company, including revenue and earnings growth, return on invested capital, and profitability. The Company’s compensation program also accounts for individual performance, which enables the Committee to differentiate among executives and emphasize the link between personal performance and compensation.

The long-term incentive component of the Company’s compensation program may consist of grants of bonus stock awards, time-vested restricted stock, stock options or stock appreciation rights, among other equity-linked vehicles. These components reflect the Committee’s philosophy that long-term incentive compensation serves three purposes: to align the interests of executives with those of the Company’s stockholders (through stock options or stock appreciation rights), to promote the Company’s long-term performance goals (through performance-based awards), and to further executive retention (through time-vested restricted stock grants).

Compensation in 2004

The following generally describes how the Company’s executive officers and, in particular, the named executive officers, were paid in 2004. As noted above, all compensation decisions for 2004 were made by the Company’s Board of Directors prior to the Company’s initial public offering. Please see the tables under “Summary Compensation Table” on page 7 for a detailed presentation of the compensation earned by the named executive officers in 2004. The specifics of the Chief Executive Officer’s compensation are addressed separately in this report.

Base Salaries

Base salaries are viewed as compensation for an executive’s ongoing contribution to the performance of the Company in the area or areas for which he or she is responsible. Executive base salaries are targeted to be competitive with average base salaries paid to executives with comparable responsibilities at other companies in the home building sector. Individual salaries are reviewed annually and salary increases are based on the Company’s overall performance and the executive’s attainment of individual objectives during the preceding year.

Annual Incentive Awards

Annual incentive awards are paid in cash and are intended to reward executives for improved short-term performance as measured against specific performance criteria relative to both the area or areas for which he or she is responsible and the overall performance of the Company. Applicable performance criteria are established by the Company at the beginning of the fiscal year and include performance in pre-tax profit, pre-tax return on investment, lot deliveries, community count, controlled land inventory and other performance benchmarks specific to the executive’s business. The Board considered the Company’s strong financial position at the end of the fiscal year, including approximately $67.5 million of cash, stockholders’ equity of $61.7 million and net profit of $14.1 million. Additionally, the Company increased total revenues 77% to $87 million. Based on these quantitative results and specific performance criteria for each executive, annual incentive awards were awarded to the named executive officers as set forth in the table entitled “Summary Compensation Table” on page 7.

Long-Term Incentive Compensation

Long-term incentive compensation is generally awarded in the form of grants of stock options and restricted stock under the Company’s Long-Term Incentive Compensation Plan. Stock options are granted at the market price of the Company’s stock at the date of grant, and provide compensation to the optionee only to the extent the market price of the stock increases between the date of grant and the date the option is exercised. In general, grants of the Company’s restricted stock have vesting periods ranging from one to four years. Furthermore, such grants are subject to certain restrictions.

By providing executives with an ownership stake in the Company, grants of stock options and restricted stock are intended to align executive interests with stockholder interests and to motivate executives to continually improve the long-term performance of the Company. As shown in the table entitled “Option Grants in Last Fiscal Year” on page 9, a stock option grant was made in 2004 to one of the named executive officers. Use of restricted stock as a part of the annual grant process is intended to encourage direct share ownership by executives and to provide an additional retention incentive for members of the executive team. The named executive officers’ options and restricted stock grants are reflected in the table entitled “Summary Compensation Table” on page 7.

Compensation of Chief Executive Officer in 2004

Mr. Clemente’s compensation is largely driven by cash and stock-based incentives that are directly tied to the Company’s financial performance. Mr. Clemente entered into an employment agreement with the Company in 2004 for a term of five years. The employment agreement provides that the Board of Directors may, in its discretion, increase Mr. Clemente’s base salary from time to time, above his minimum salary of $550,000. In 2004, Mr. Clemente’s base salary was $310,273. Mr. Clemente did not receive any annual incentive award or cash bonus in 2004 other than installment payments on his pro-rata portion of our shareholder notes.

Under his employment agreement, Mr. Clemente is also eligible to participate in the Company’s 2004 Long-Term Incentive Compensation and other similar executive compensation plans adopted from time to time. The Committee employs generally the same criteria for grants of stock options and restricted stock as apply to other executive officers, taking into consideration the Chief Executive Officer’s responsibility for the total enterprise as well as Mr. Clemente’s individual performance. In 2004, Mr. Clemente received a discretionary grant of 6,250 shares of restricted stock.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid for any fiscal year to the Company’s Chief Executive Officer and the named executive officers. The Company intends to attempt to qualify executive compensation for deductibility under applicable tax laws to the fullest extent practicable. The Committee will not, however, necessarily seek to limit executive compensation to the amount deductible under Section 162(m).

The Committee’s Conclusion

The Committee has reviewed all components of the Company’s Chief Executive Officer’s and other named executive officers’ compensation, including salary, bonus, equity and long-term incentive compensation, the dollar value to the executive and the cost to the Company of all other personal benefits. The Committee believes that the total compensation program for the Company’s Chief Executive Officer and named executive officers is consistent with the overall compensation philosophy of the Company, is appropriately positioned vis-à-vis their peers, and reflects the Committee’s subjective assessment of their performance as Chief Executive Officer and executive officers, respectively.

This report has been furnished by the Compensation Committee of the Board of Directors:

David M. Guernsey
Gary Martin

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended December 31, 2004, our Compensation Committee consisted of Messrs. Guernsey and Martin. None of these individuals had any contractual or other relationships with us during the fiscal year except as directors.

REPORT OF THE AUDIT COMMITTEE

The purpose of the Audit Committee is to assist the oversight of our Board of Directors in the integrity of the financial statements of our Company, our Company’s compliance with legal and regulatory matters, the independent registered public accounting firm’s qualifications and independence, and the performance of our Company’s independent audit and internal audit function. The primary responsibilities of the Committee include overseeing our Company’s accounting and financial reporting process and audits of the financial statements of our Company. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls.

In fulfilling its oversight responsibilities, the Committee reviewed with management the audited financial statements contained in the Company’s Annual Report on Form 10-K. The review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles. The Committee reviewed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP’s judgment as to the quality, not just the acceptability, of the Company’s accounting principles. The Committee discussed with PricewaterhouseCoopers LLP the results of the annual audit and any other matters required to be communicated to the Committee by the independent registered public accounting firm under generally accepted auditing standards, applicable law, or listing standards, including matters required to be discussed by Statement on Auditing Standard No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standard No. 90. In addition, the committee received from the independent registered public accounting firm written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Committee discussed with the independent registered public accounting firm the firm’s independence from management and our Company, including the matters covered by the written disclosures and letter provided by the independent registered public accounting firm. The Committee also considered whether the provision of non-audit services by the Company’s independent registered public accounting firm is compatible with maintaining the auditor’s independence.

The Committee discussed with the independent registered public accounting firm the overall scope and plans for their respective audits. The Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission. The Committee also appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2005, subject to stockholder ratification.

This report has been furnished by the Audit Committee of the Board of Directors:

James A. MacCutcheon
A. Clayton Perfall

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers, and persons that own more than 10% of a registered class of our Company’s equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish our Company with copies of all Section 16(a) forms they file. Based solely upon our review of the copies of such forms received by us during the fiscal year ended December 31, 2004, and written representations that no other reports were required, we believe that each person who, at any time during such fiscal year, was a director, officer, or beneficial owner of more than 10% of our common stock complied with all Section 16(a) filing requirements during such fiscal year, except that Form 4s for each of Messrs. Clemente, Benson, Guernsey, MacCutcheon, Martin, Perfall and Jason Parikh reporting the acquisition of 9,375, 6,250, 590, 659, 659, 1,208 and 3,125 shares of restricted Class A common stock, respectively, which were due to be filed on December 16, 2004, were filed late on January 3, 2005. Additionally, a Form 4 for Mr. Labovitz reporting the acquisition of 6,250 shares of restricted Class A common stock and the grant of a stock option for 107,143 shares of Class A common stock, which was due to be filed on December 16, 2004, was filed late on January 3, 2005.

PERFORMANCE GRAPH

The following line graph compares cumulative total stockholder returns for the period from December 14, 2004, the date of our initial public offering, through December 31, 2004 for (1) our Class A common stock; (2) the Nasdaq Stock Market (U.S.) Index; and (3) the Standard & Poor’s Homebuilding Index. The graph assumes an investment of $100 on December 14, 2004, which was the first day on which our stock was listed on the Nasdaq National Market. The calculations of cumulative stockholder return on the Nasdaq Stock Market (U.S.) Index and Standard & Poor’s Homebuilding Index include reinvestment of dividends, but the calculation of cumulative stockholder return on our Class A common stock does not include reinvestment of dividends because we did not pay dividends during the measurement period. The performance shown is not necessarily indicative of future performance.

	Initial Public Offering December 14, 2004	Value of Investment on December 31, 2004
Comstock Homebuilding Companies, Inc.	$100.00	$137.31
NASDAQ U.S. Index	$100.00	$100.73
S&P 500 Homebuilding Index	$100.00	$104.68

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS AND OFFICERS

The following table sets forth certain information regarding the beneficial ownership of our common stock on April 8, 2005, by (1) each director, director nominee, and named executive officer of our Company, (2) all directors and executive officers of our Company as a group, and (3) each person known by us to own more than 5% of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Class A common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days after April 8, 2004, are deemed outstanding, while the shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting or investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

	Class A Common Stock(1)		Class B Common Stock		Beneficial Ownership of Class A and Class B Common Stock Combined
Name of Beneficial Owner	Number	Percent of Class	Number	Percent of Class	Economic (%)	Voting (%)(2)
Executive Officers and Directors
Christopher Clemente(3)	1,365,558	15.3%	1,366,750	50.0%	23.5%	43.8%
Gregory V. Benson(4)	1,356,333	15.2%	1,366,750	50.0%	23.4%	43.8%
Bruce J. Labovitz(5)	25,235	*	—	—	*	*
William P. Bensten(6)	112,500	1.3%	—	—	1.0%	*
David D. Howell(7)	12,539	*	—	—	*	*
A. Clayton Perfall(8)	1,208	*	—	—	*	*
David M. Guernsey(9)	2,590	*	—	—	*	*
James A. MacCuthcheon(10)	659	*	—	—	*	*
Gary Martin(11)	659	*	—	—	*	*
Robert P. Pincus	—	—	—	—	—	—
Socrates Verses	—	—	—	—	—	—
All directors and officers as a group (13 persons)	2,899,740	32.6%	2,733,500	100%	48.5%	88.0%
Other 5% Stockholders
Lawrence Golub(12)	1,100,500	12.4%	—	—	9.5%	2.2%

  *      Less than 1% of the outstanding shares of common stock

 (1)   Does not include shares of Class A common stock issuable upon conversion of Class B common stock.

 (2)   Percentage total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. Each holder of Class B common stock shall be entitled to fifteen votes per share of Class B common stock and each holder of Class A common stock shall be entitled to one vote per share of Class A common stock on all matters submitted to our stockholders for a vote. The Class A common stock and the Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise provided in our certificate of incorporation or as required by law. The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis.

 (3)   Includes 9,375 unvested shares, 3,125 of which are held by Christopher Clemente’s wife, Tracy Schar. 350,083 shares of Class A common stock and 1,366,750 shares of Class B common stock are held by

FR54, LLC, an entity that is wholly owned by Christopher Clemente. 1,000 shares are held in trust for the benefit of Nicolas Schar Clemente, 1,000 shares are held in trust for the benefit of Michael Douglas Clemente, 1,000 shares are held in trust for the benefit Dylan Schar Clemente, 1,000 shares are held in trust for the benefit of Noah Fitzgerald Schar Clemente, 1,000 shares are held in trust for the benefit of Mary Madelene Clemente, and 1,000 shares are held in trust for the benefit Christian George Taylor. Christopher Clemente is the custodian for each trust.

 (4)   Includes 6,250 unvested shares. 350,083 shares of Class A common stock and 1,366,750 shares of Class B common stock are held by Clareth LLC, an entity that is wholly owned by Gregory Benson.

 (5)   Includes 25,000 unvested shares. 100 shares are held in trust for the benefit of Jennifer Labovitz, 100 shares are held in trust for the benefit of Jacob Labovitz, and 100 shares are held in trust for the benefit of Sarah Labovitz. Bruce Labovitz is the custodian for each trust.

 (6)   Includes 112,500 unvested shares.

 (7)   Includes 12,500 unvested shares.

 (8)   Includes 1,208 unvested shares.

 (9)   Includes 590 unvested shares.

(10)   Includes 659 unvested shares.

(11)   Includes 659 unvested shares.

(12)   Includes 366,833 shares of Class A common stock held by The Lawrence E. Golub Grantor Retained Annuity Trust and 550,250 shares of Class A common stock held by Bragol 2004 Taxable Trust, with respect to which Mr. Golub disclaims beneficial ownership. Mr. Golub’s address is 555 Madison Avenue, 30th Floor, New York, NY 10022. This information is based on a Schedule 13G filed with the Securities and Exchange Commission on December 17, 2005.

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, has audited the consolidated financial statements of our Company for the fiscal year ended December 31, 2004. Our Audit Committee has appointed PricewaterhouseCoopers LLP to audit the consolidated financial statements of our Company for the fiscal year ending December 31, 2005. Our organizational documents do not require that our stockholders ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. We are submitting the appointment of PricewaterhouseCoopers LLP to our stockholders for ratification because we believe it is a matter of good corporate practice. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection, but may still retain PricewaterhouseCoopers LLP. We anticipate that representatives of PricewaterhouseCoopers LLP will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

The Board of Directors recommends a vote “for” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2005.

The aggregate fees billed to our Company by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2004 and 2003 are as follows:

	2004	2003
Audit Fees(1)	$1,025,000	$1,397,385
Tax Fees(2)	$191,450	$50,150
Compensation and Peer Comparison Fees	$58,987	—

(1)          Includes fees related to the annual independent audit of the Company’s financial statements and the services provided in connection with the Company’s filing of a Registration Statement on Form S-1 during 2004.

(2)          Tax Fees represent amounts billed for tax compliance and advisory services.

The charter of our Audit Committee provides that the duties and responsibilities of our Audit Committee include the pre-approval of all audit, audit-related, tax, and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent registered public accounting firm. Any pre-approved services that will involve fees or costs exceeding pre-approved levels will also require specific pre-approval by the Audit Committee. Unless otherwise specified by the Audit Committee in pre-approving a service, the pre-approval will be effective for the 12-month period following pre-approval. The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent registered public accounting firm, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Internal Revenue Code and related regulations.

To the extent deemed appropriate, the Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee or any one or more other members of the Audit Committee provided that any member of the Audit Committee who has exercised any such delegation must report any such pre-approval decision to the Audit Committee at its next scheduled meeting. The Audit Committee will not delegate to management the pre-approval of services to be performed by the independent registered public accounting firm.

Our Audit Committee requires that our independent registered public accounting firm, in conjunction with our Chief Financial Officer, be responsible for seeking pre-approval for providing services to us and that any request for pre-approval must inform the Audit Committee about each service to be provided and must provide detail as to the particular service to be provided.

All of the services provided by PricewaterhouseCoopers LLP described above under the captions “Audit Fees” and “Tax Fees” were approved by our Audit Committee.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

In order to be included in the proxy statement and form of proxy relating to our annual meeting of stockholders to be held during 2006, stockholder proposals that are intended to be presented by stockholders must be received at our principal executive offices (a) no later than December 22, 2005 if our 2006 annual meeting of stockholders is held on a day that is between May 3, 2006 and July 2, 2006; or (b) if the annual meeting is to be held on another date, no earlier than 120 days in advance of such annual meeting and no later than the close of business on the later of (i) 90 days in advance of such annual meeting, or (ii) the 10th day following the date on which public announcement of the date of such meeting is first made.

Pursuant to Rule 14a-4 under the Exchange Act, we intend to retain discretionary authority to vote proxies with respect to stockholder proposals for which the proponent does not seek to have us include the proposed matter in the proxy statement for the annual meeting to be held during calendar 2006, except in circumstances where (1) we receive notice of the proposed matter no earlier than February 2, 2006 and no later than March 4, 2006, and (2) the proponent complies with the other requirements set forth in Rule 14a-4.

INCORPORATED BY REFERENCE

To the extent that this proxy statement is incorporated by reference into any other filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this proxy statement entitled “Compensation Committee Report on Executive compensation,” “Report of the Audit Committee” (to the extent permitted by the rules of the Securities and Exchange Commission) and “Performance Graph” will not be deemed incorporated unless specifically provided otherwise in such filing.

OTHER MATTERS

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our Board of Directors may recommend.

Dated: April 15, 2005

Appendix A

COMSTOCK HOMEBUILDING COMPANIES, INC.

AUDIT COMMITTEE CHARTER

Purpose

The purpose of the Audit Committee (the “Committee”) shall be as follows:

1.                To oversee the accounting and financial reporting processes of Comstock Homebuilding Companies, Inc. (the “Company”) and audits of the financial statements of the Company.

2.                To provide assistance to the Board of Directors with respect to its oversight of the following:

(a)           The integrity of the Company’s financial statements.

(b)          The Company’s compliance with legal and regulatory requirements.

(c)           The independent auditor’s qualifications and independence.

(d)          The performance of the Company’s internal audit function, if any, and independent auditor.

3.                To prepare the report that SEC rules require be included in the Company’s annual proxy statement.

Composition

The Committee shall consist of three or more members of the Board of Directors, each of whom is determined by the Board of Directors to be “independent” under the rules of the Nasdaq Stock Market and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 and each of whom must not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company during the previous three-year period.

Under exceptional and limited circumstances, however, one director who is not independent as defined in the rules and regulations of the Nasdaq Stock Market may serve as a member of the Committee, subject to the following:

•       the director, other than in his or her capacity as a member of the Committee, the Board of Directors, or any other Board committee, does not accept any consulting, advisory, or other compensatory fee from the Company and is not an affiliated person of the Company or any subsidiary of the Company;

•       the director is not a current officer or employee of the Company or a family member of such officer or employee;

•       the Board determines, under exceptional and limited circumstances, that membership by the individual on the Committee is required by the best interests of the Company and its shareholders;

•       the Company discloses in the next annual proxy statement subsequent to such determination (or the Form 10-K if an annual proxy statement is not filed), the nature of the relationship and the reasons for that determination;

•       no such person may serve as the Chairman of the Committee; and

•       no such person may serve on the Committee for more than two years.

No member of the Committee shall receive directly or indirectly any consulting, advisory, or other compensatory fees from the Company other than (1) director’s fees for service as a director of the Company, including reasonable compensation for serving on Board committees and regular benefits that other directors receive; and (2) a pension or similar compensation for past performance, provided that such compensation is not conditioned on continued or future service to the Company. In addition, no member of the Committee may be an affiliate of the Company or any subsidiary of the Company whether by being an officer or owning more than 10 percent of the Company’s voting securities.

Qualifications

All members of the Committee shall be able to read and understand fundamental financial statements (including a company’s balance sheet, income statement, and cash flow statement) and at least one member either must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background that results in the member’s financial sophistication (including being or having been a chief executive officer, chief financial officer, or other senior officer with financial oversight responsibilities) or be an “audit committee financial expert” under the requirements of the SEC. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or by an outside organization.

Appointment and Removal

The members of the Committee shall be appointed by the Board of Directors. A member shall serve until such member’s successor is duly elected and qualified or until such member’s earlier resignation or removal. The members of the Committee may be removed, with or without cause, by a majority vote of the Board of Directors.

Chairman

Unless a Chairman is elected by the full Board of Directors, the members of the Committee shall designate a Chairman by the majority vote of the full Committee membership. The Chairman will chair all regular sessions of the Committee and set the agendas for Committee meetings.

Delegation to Subcommittees

In fulfilling its responsibilities, the Committee shall be entitled to delegate any or all of its responsibilities to a subcommittee of the Committee.

Meetings

The Committee shall meet as frequently as circumstances dictate. The Chairman of the Committee or a majority of the members of the Committee may call meetings of the Committee. Any one or more of the members of the Committee may participate in a meeting of the Committee by means of conference call or similar communication device by means of which all persons participating in the meeting can hear each other.

All non-management directors who are not members of the Committee may attend meetings of the Committee, but may not vote. In addition, the Committee may invite to its meetings any director, member of management of the Company, and such other persons as it deems appropriate in order to carry out its responsibilities. The Committee may also exclude from its meetings any persons it deems appropriate.

As part of its goal to foster open communication, the Committee shall periodically meet separately with each of management, the director of the internal auditing department, if any, and the independent auditor to discuss any matters that the Committee, the independent auditor, or the internal auditor, if any, believe would be appropriate to discuss privately. In addition, the Committee should meet with the independent auditor and management periodically to review the Company’s financial statements in a manner consistent with that outlined in this Charter.

Duties and Responsibilities

The Committee shall carry out the duties and responsibilities set forth below. These functions should serve as a guide with the understanding that the Committee may determine to carry out additional functions and adopt additional policies and procedures as may be appropriate in light of changing business, legislative, regulatory, legal, or other conditions. The Committee shall also carry out any other duties and responsibilities delegated to it by the Board of Directors from time to time related to the purposes of the Committee outlined in this Charter. The Committee may perform any functions it deems appropriate under applicable law, rules, or regulations, the Company’s by-laws, and the resolutions or other directives of the Board, including review of any certification required to be reviewed in accordance with applicable law or regulations of the SEC.

In discharging its oversight role, the Committee is empowered to study or investigate any matter of interest or concern that the Committee deems appropriate. In this regard and as it otherwise deems appropriate, the Committee shall have the authority, without seeking Board approval, to engage and obtain advice and assistance from outside legal and other advisors as it deems necessary to carry out its duties. The Committee also shall have the authority to receive appropriate funding, as determined by the Committee, in its capacity as a committee of the Board of Directors, from the Company for the payment of compensation to any accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review, or attest services for the Company; to compensate any outside legal or other advisors engaged by the Committee; and to pay the ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

The Committee shall be given full access to the Company’s internal auditor, if any, Board of Directors, corporate executives, and independent auditor as necessary to carry out these responsibilities. While acting within the scope of its stated purpose, the Committee shall have all the authority of the Board of Directors, except as otherwise limited by applicable law.

Notwithstanding the foregoing, the Committee is not responsible for certifying the Company’s financial statements or guaranteeing the independent auditor’s report. The fundamental responsibility for the Company’s financial statements and disclosures rests with management and the independent auditor. It also is the job of the Chief Executive Officer and senior management, rather than that of the Committee, to assess and manage the Company’s exposure to risk.

Documents/Reports Review

1.                 Discuss with management and the independent auditor, prior to public dissemination, the Company’s annual audited financial statements and quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and discuss with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61.

2.                 Discuss with management and the independent auditor, prior to the Company’s filing of any quarterly or annual report, (a) whether any significant deficiencies in the design or operation of internal control over financial reporting exist that could adversely affect the Company’s ability to record, process, summarize, and report financial data; (b) the existence of any material weaknesses in the Company’s internal control over financial reporting; and (c) the existence of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

3.                 Discuss with management and the independent auditor the Company’s earnings press releases (paying particular attention to the use of any “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies.

4.                 Discuss with management and the independent auditor the Company’s major financial risk exposures, the guidelines and policies by which risk assessment and management is undertaken, and the steps management has taken to monitor and control risk exposure.

Independent Auditors

5.                 Appoint, retain, compensate, evaluate, and terminate any accounting firm engaged by the Company for the purpose of preparing or issuing an audit report or performing other audit, review, or attest services for the Company and, in its sole authority, approve all audit engagement fees and terms as well as all non-audit engagements with the accounting firm.

6.                 Oversee the work of any accounting firm engaged by the Company for the purpose of preparing or issuing an audit report or performing other audit, review, or attest services for the Company, including resolving any disagreements between management and the independent auditor regarding financial reporting.

7.                 Pre-approve, or adopt procedures to pre-approve, all audit, audit related, tax, and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by the independent auditor. Any pre-approved services that will involve fees or costs exceeding pre-approved levels will also require specific pre-approval by the Committee. Unless otherwise specified by the Committee in pre-approving a service, the pre-approval will be effective for the 12-month period following pre-approval. The Committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Internal Revenue Code and related regulations.

8.                 To the extent it deems it appropriate, delegate pre-approval authority to the Chairman of the Committee or any one or more other members of the Committee provided that any member of the Committee who has exercised such delegation must report any such pre-approval decisions to the Committee at its next scheduled meeting. The Committee will not delegate the pre-approval of services to be performed by the independent auditor to management.

9.                 Require that the independent auditor, in conjunction with the Chief Financial Officer, be responsible for seeking pre-approval for providing services to the Company and that any request for pre-approval must inform the Committee about each service to be provided and must provide detail as to the particular service to be provided.

10.          Inform each accounting firm engaged for the purpose of preparing or issuing an audit report or to perform audit, review, or attest services for the Company that such firm shall report directly to the Committee.

11.          Review, at least annually, the qualifications, performance, and independence of the independent auditor. In conducting its review and evaluation, the Committee should do the following:

(a)          At least annually, obtain and review a report by the Company’s independent auditor describing (i) the auditing firm’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditing firm, and any steps taken to deal with any such issues; and (iii) all relationships between the independent auditor and the Company.

(b)         Ensure the rotation of the lead (or coordinating) audit partner at least every five years, and consider whether there should be regular rotation of the audit firm itself.

(c)          Confirm with the independent auditor that the lead (or coordinating) audit partner, the concurring (or reviewing) audit partner, and each other active audit engagement team partner satisfies the rotation requirements of Rule 2-01(c)(6) of Regulations S-X.

(d)         Take into account the opinions of management and the Company’s internal auditors (or other personnel responsible for the internal audit function).

Financial Reporting Process

12.          In consultation with the independent auditor, management, and the internal auditor, if any, review the integrity of the Company’s financial reporting processes, both internal and external. In that connection, the Committee should obtain and discuss with management and the independent auditor reports from management and the independent auditor regarding (a) all critical accounting policies and practices to be used by the Company and the related disclosure of those critical accounting policies under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; (b) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including all alternative treatments of financial information within generally accepted accounting principles that have been discussed with the Company’s management, the ramifications of the use of the alternative disclosures and treatments, and the treatment preferred by the independent auditor; (c) all alternative treatments of financial statements within generally accepted accounting principals that have been discussed with the Company’s management, the ramifications of the use of alternative disclosures and treatments, and the treatment preferred by the independent auditor; (d) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles; (e) major issues as to the adequacy of the Company’s internal controls and any specific audit steps adopted in light of material control deficiencies; (f) issues with respect to the design and effectiveness of the Company’s disclosure controls and procedures, management’s evaluation of those controls and procedures, and any issues relating to such controls and procedures during the most recent reporting period; (g) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures on the financial statements of the Company; (h) any significant matters arising from any audit, including audit problems and difficulties, whether raised by management, the internal auditor, if any, and the independent auditor, relating to the Company’s financial statements; and (i) any other material written communications between the independent auditor and the Company’s management, including any “management” letter or schedule of unadjusted differences.

13.          Review periodically the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

14.          Review with the independent auditor any audit problems or difficulties encountered and management’s response thereto. In this regard, the Committee will regularly review with the independent auditor (a) any audit problems or other difficulties encountered by the auditor in the course of the audit work, including any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management and (b) management’s responses to such matters. Without excluding other possibilities, the Committee may review with the independent auditor (i) any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise), (ii) any communications between the audit team and the audit firm’s national office respecting auditing or accounting issues presented by the engagement, and (iii) any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditor to the Company.

15.          Obtain from the independent auditor assurance that the audit of the Company’s financial statements was conducted in a manner consistent with Section 10A of the Securities Exchange Act of 1934, which sets forth procedures to be followed in any audit of financial statements required under the Securities Exchange Act of 1934.

16.          Discuss the scope of the annual audit and review the form of the opinion the independent auditor proposes to issue.

17.          Review and discuss with management and the independent auditor the responsibilities, budget, and staffing of the Company’s internal audit function, if any.

Legal Compliance/General

18.          Review periodically, with the Company’s counsel, any legal matter that could have a significant impact on the Company’s financial statements.

19.          Discuss with management and the independent auditor the Company’s guidelines and policies with respect to risk assessment and risk management. The Committee will discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

20.          Set clear hiring policies for employees or former employees of the independent auditor. At a minimum, these policies will provide that any public accounting firm may not provide audit services to the Company if the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller, or any person serving in an equivalent position for the Company was employed by the audit firm and participated in any capacity in the audit of the Company within one year of the initiation of the current audit.

21.          Establish procedures for (a) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

22.          Unless specifically delegated by the Board of Directors to the Compensation Committee of the Board of Directors, review and approve all related party transactions (as specified in Item 404 of Regulation S-K) and review and make recommendations to the full Board of Directors, or approve, any contracts or other transactions with current or former executive officers of the Company, including consulting arrangements, employment agreements, change-in-control agreements, termination arrangements, and loans to employees made or guaranteed by the Company.

23.          Review and reassess the adequacy of this Charter on an annual basis and recommend any changes to the Board of Directors.

Reports

24.          Prepare all reports required to be included in the Company’s proxy statement, pursuant to and in accordance with applicable rules and regulations of the SEC.

25.          Report regularly to the full Board of Directors. In this regard, the Committee will review with the full board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditor, and the performance of the internal audit function, if any.

26.          The Committee shall provide such recommendations as the Committee may deem appropriate. The report to the Board of Directors may take the form of an oral report by the Chairman or any other member of the Committee designated by the Committee to make such report.

27.          Maintain minutes or other records of meetings and activities of the Committee.

Limitation of Audit Committee’s Role

With respect to the foregoing responsibilities and processes, the Committee recognizes that the Company’s financial management, including the internal audit staff, if any, as well as the independent auditor have more time, knowledge, and detailed information regarding the Company than do Committee members. Consequently, in discharging its oversight responsibilities, the Committee will not provide or be deemed to provide any expertise or special assurance as to the Company’s financial statements or any professional certification as to the independent auditors’ work.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor. It also is not the duty of the Committee to conduct investigations or to assure compliance with laws and regulations and the Company’s internal policies and procedures.

This Proxy is Solicited on Behalf of the Board of Directors

COMSTOCK HOMEBUILDING COMPANIES, INC.

2005 ANNUAL MEETING OF STOCKHOLDERS

The undersigned stockholder of Comstock Homebuilding Companies, Inc., a Delaware corporation, hereby acknowledges receipt of the notice of annual meeting of stockholders and proxy statement, each dated April 15, 2005, and hereby appoints Bruce A. Labovitz and Jubal R. Thompson and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2005 Annual Meeting of Stockholders of Comstock Homebuilding Companies, Inc. to be held on Thursday, June 2, 2005, at 9:00 a.m., local time, at Westfields Conference Center, 14750 Conference Center Drive, Chantilly, Virginia, and at any adjournment or adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present on the matters set forth on the reverse side of this proxy card.

ANNUAL MEETING OF STOCKHOLDERS OF

COMSTOCK HOMEBUILDING COMPANIES, INC.

June 2, 2005

Please date, sign and mail your proxy card in the

envelope provided as soon as possible

¯  Please detach along perforated line and mail in the envelope provided.  ¯

FOR EACH OF THE MATTERS SET FORTH BELOW, THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE MATTER SUBMITTED.  PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE INK AS SHOWN HERE  ☒

1.              ELECTION OF DIRECTORS:

☐ FOR all nominees ☐ WITHHOLD AUTHORITY for all nominees ☐ FOR ALL EXCEPT (see instructions below)

NOMINEES:

☐ James A. MacCutcheon

☐ David M. Guernsey

☐ Robert P. Pincus

☐ Socrates Verses

INSTRUCTION:  To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

2.              PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF OUR COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005.

☐  FOR          ☐  AGAINST          ☐  ABSTAIN

And upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, FOR THE ELECTION OF DIRECTORS AND FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF OUR COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

A majority of such attorneys or substitutes as shall be present and shall act at said meeting or any adjournment or adjournments thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be substituted via this method.

Signature of Stockholder

Date:

Signature of Stockholder

Date:

NOTE:  Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.